EXHIBIT 23.10

RESOURCE DEVELOPMENT, INC.
11475 West I-70 Frontage Road North
Wheat Ridge, Colorado, USA 80033

CONSENT OF EXPERT
FILED BY SEDAR AND EDGAR

October 17, 2012

British Columbia Securities Commission
Alberta Securities Commission
Ontario Securities Commission
United States Securities and Exchange Commission

Re:
Midway Gold Corp. (the "Company") filing of a Short Form Base Shelf Prospectus dated October 17, 2012 (the "Prospectus") and the Company's Registration Statement on Form S-3 dated October 17, 2012 (the "Registration Statement")

We refer to our report entitled "NI 43-101 Technical Report on the Spring Valley Project, Pershing County, Nevada" dated May 24, 2011 (the "Report") as referenced in the Prospectus, the Registration Statement and documents incorporated by reference therein.

This letter is being filed as my consent to the use of my name and the Reports, and summaries thereof, in the Prospectus and the Registration Statement and in documents incorporated by reference therein.

I confirm that I have read the Prospectus and the Registration Statement and I have no reason to believe that there are any misrepresentations that are derived from the Reports referred to above or that are within my knowledge as a result of the services I performed in connection with such Reports.

I consent to the incorporation by reference of this consent into the Registration Statement and any amendment thereto, including post-effective amendments.

[Signature page follows]

Yours truly,

RESOURCE DEVELOPMENT, INC.

Per:	/s/ Deepak Malhotra, PhD MAusIMM
Deepak Malhotra, PhD MAusIMM
President